Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZiLOG, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-108372, No. 333-114501, No. 333-114503) on Form S-8 of ZiLOG, Inc. of our report dated June 26, 2006, with respect to the consolidated balance sheets of ZiLOG, Inc. as of March 31, 2006 and 2005, and the related consolidated statements of operations, stock holders’ equity, and cash flows for the year ended March 31, 2006 and the three month transition period ended March 31, 2005, and the related financial statement schedule, which reports appear in the March 31, 2006 annual report on Form 10-K of ZiLOG, Inc.

/s/ Armanino McKenna LLP

San Ramon, California

June 26, 2006